UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 14, 2012

NOBLE ENERGY, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-07964	73-0785597
(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

100 Glenborough, Suite 100 Houston, Texas		77067
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (281) 872-3100

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 14, 2012, Noble Energy Mediterranean Ltd. (“Noble Mediterranean”), a Cayman Islands company and a wholly owned subsidiary of Noble Energy, Inc. (the “Company”), entered into a Gas Sale and Purchase Agreement (the “GSPA”) by and between Noble Mediterranean and Isramco Negev 2 Limited Partnership, Delek Drilling Limited Partnership, Avner Oil Exploration Limited Partnership, and Dor Gas Exploration Limited Partnership, each an Israeli limited partnership (and, together with Noble Mediterranean, the “Sellers”), on the one hand, and The Israel Electric Corporation Limited, an Israeli company (“IEC”), on the other.

Under the terms of an existing joint operating agreement, the Company (through its subsidiary Noble Mediterranean) operates the Tamar project with a 36.000% working interest and the other non-operating working interests are owned by Isramco Negev 2 Limited Partnership (28.750%), Delek Drilling Limited Partnership (15.625%), Avner Oil Exploration Limited Partnership (15.625%), and Dor Gas Exploration Limited Partnership (4.000%).

Under the terms of the GSPA, the Sellers have agreed to sell 2,760,000,000 million British thermal units (“MMBtu”) (approximately 2.725 trillion cubic feet (“Tcf”)) of natural gas produced from the Tamar field, offshore Israel, to IEC over the term of the agreement, which amount can be increased to 3,536,000,000 MMBtu (approximately 3.491 Tcf) upon the exercise by IEC, under certain conditions, of an option to increase the quantity of gas sold. The term of the GSPA begins upon completion of the commissioning of the Tamar project, which is expected to be completed during the second quarter of 2013, and continues until the earlier of (a) the 15th anniversary of the end of the commissioning period or (b) the date the Sellers have delivered all quantities of natural gas agreed to under the terms of the GSPA. In the event that IEC does not take delivery of all quantities of natural gas agreed to under the terms of the GSPA within the 15-year period, then it may extend the term of the GSPA for two additional years (for a total of 17 years).

Option to Increase Delivery Amount

As described above, IEC may exercise an option to increase the maximum amount of natural gas purchased from Sellers by 776,000,000 MMBtu (approximately 0.766 Tcf), subject to certain conditions. Specifically, IEC may request not later than April 2, 2013 that the Sellers arrange for the construction of additional facilities to accommodate an increased flow of natural gas. The Sellers obligation to satisfy the increased delivery amounts is subject to certain conditions, including but not limited to the receipt of approvals for the additional construction by Israeli governmental authorities, in some cases on terms reasonably acceptable to the Sellers. If IEC exercises the option and the conditions described above are either satisfied or waived, then the Sellers must complete the construction of the additional facilities within four years of satisfaction or waiver of such conditions, otherwise the Sellers will be liable for any shortfall in the increased natural gas delivery requirements.

Pricing

Under the terms of the GSPA, Sellers have agreed to sell natural gas to IEC at a price per MMBtu that is linked primarily to the U.S. consumer price index for urban consumers. The sales price will be calculated based on an initial base price, as adjusted to reflect increases or decreases in the U.S. consumer price index for urban consumers plus 1.0% in years 2012 through 2019 and less 1.0% thereafter. The per MMBtu price will be calculated based on an initial base price of $5.042 for the 2011 calendar year (with initial sales expected to begin in 2013 based on adjustments to that price as described above). Sellers and IEC may request a review and adjustment of the sales price on the eighth and eleventh anniversaries of the end of the commissioning period in the event that either party believes that the contractual sales price differs materially from price that would be appropriate for a multi-year sales and purchase agreement with a significant purchaser. The sales price may not be increased or decreased by more than 25% of the existing sales price during the first adjustment period, and any adjustment during the second adjustment period is limited to 10% of the then-existing sales price. If Sellers and IEC are unable to agree on a price adjustment, then the matter will be submitted to an arbitration proceeding.

Delivery Requirements

Sellers have agreed to deliver quantities of natural gas to IEC during the contract period, subject to certain adjustments, and IEC has agreed to receive or otherwise pay for approximately 125,000,000 MMBtu (approximately 0.123 Tcf) per year for the first five years and 89,400,000 MMBtu (approximately 0.088 Tcf) per year for the remainder of the agreement, or 179,000,000 MMBtu (approximately 0.177 Tcf) per year if the increase option is exercised. If Sellers are unable to deliver the agreed minimum quantities, then they will be required to deliver such amounts in subsequent periods at reduced prices.

Limitations of Liability

The GSPA includes provisions that limit the total liability of each party both on an annual basis and throughout the term of the agreement. Sellers will be severally, but not jointly, liable for breaches of the GSPA, and neither Sellers nor IEC will be liable for consequential damages for any breach of the GSPA. In addition, the agreement contains provisions that limit the liabilities and obligations of the parties upon the occurrence of a force majeure event.

Termination of GSPA

The Sellers and IEC each may elect to terminate the GSPA under certain circumstances and subject to certain conditions. Generally, the terminating party must provide at least 120 days advance written notice of its election to terminate the GSPA.

Conditions to Agreement

The GSPA is subject to certain approvals and consents. Specifically, parties must obtain approval of the Israeli government companies authority, the Israeli antitrust authority and the Israeli public utilities authority-electricity on or before April 27, 2012. In the event any of these approvals are not obtained, the GSPA may be terminated by the Sellers and/or IEC, depending on relevant circumstances.

The description set forth above of the GSPA has been included solely to provide investors and security holders with information regarding its material terms and is not intended to be a source of financial, business or operational information about the Company or any of its subsidiaries or affiliates or their assets. There can be no assurance that the transactions and arrangements contemplated in the GSPA will occur as described.

The foregoing description of the GSPA is qualified in its entirety by reference to the text of such agreement, a copy of which the Company intends to file as an exhibit to its Quarterly Report on Form 10-Q for the three months ending March 31, 2012. The Company intends to request confidential treatment for certain portions of the GSPA, which will be omitted from the exhibit.

Material Relationships

Each of the Sellers is a party to the joint operating agreement referenced above, pursuant to which each has agreed to participate in the Tamar project. Under the terms of the joint operating agreement, the Company (through its subsidiary Noble Mediterranean) has agreed to operate the Tamar project. The other Sellers own non-operated interests.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NOBLE ENERGY, INC.

Date: March 20, 2012	By:	/s/ Arnold J. Johnson
Arnold J. Johnson
Senior Vice President, General Counsel & Secretary